                                                                    Exhibit 2.6

                                ESCROW AGREEMENT


     This Escrow Agreement (the "Agreement") is made this ____ day of December 1997 by and among Home Products International, Inc., a Delaware corporation ("HPII"), Chase Manhattan Investment Holdings, Inc. and Chase Venture Capital Associates, L.P. (collectively the "Majority Shareholder"), the Security Holders (as defined below) and LaSalle National Bank ("Escrow Agent").

                                   RECITALS


     A. Pursuant to an Amended and Restated Agreement dated as of December ___, 1997 (the "Amended Agreement"), HPII has agreed to purchase all of the stock of Seymour Sales Corporation ("Sales") ("Transaction").

     B. HPII has been indemnified with respect to certain indemnifiable damages, as described in the Amended Agreement (the "Indemnification Obligation").

     C. To secure the Indemnification Obligation, 370,000 shares of HPII common stock otherwise payable to the security holders of Sales (the "Security Holders") are to be deposited into escrow (such shares, along with any earnings on or proceeds thereof shall be referred to as the "Escrowed Shares"). It is intended that the Escrowed Shares be used to satisfy the Indemnification Obligation.

     D. The parties have agreed to withhold the "Cash Escrow" (as defined in the Amended Agreement and hereinafter referred to, along with any earnings thereon, as the "Escrow Funds") to be paid to the Security holders in the event any Security Holders exercise dissenter's rights in connection with the Transaction.


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     E. The parties therefore have agreed to establish such escrow under the terms of this Agreement.

CLAUSES


     In consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

                                  ARTICLE 1

                           ESTABLISHMENT OF ESCROW


     1.1 Appointment of Agent. By executing this Agreement, the Majority Shareholder, the other Security Holders and HPII appoint LaSalle National Bank to the position of escrow agent (the "Escrow Agent") and Escrow Agent, by executing this Agreement, accepts such appointment.

     1.2 Authorized Representative. For purposes of this Agreement, the term "Authorized Representative" shall mean:

           (a)  in the case of HPII, James R. Tennant or his designee, and

           (b) in the case of the Security Holders, Stephen P. Murray or his designee.

     1.3 Term. The term of this Agreement shall commence on the date hereof and shall continue until the Escrow Agent either distributes the Escrow Funds and the Escrowed Shares in accordance with this Agreement or deposits the Escrow Funds and the Escrowed Shares then being held by the Escrow Agent with a "Court" as provided in section 4.3 of this Agreement, unless sooner terminated by the joint written consent of the Authorized Representatives.



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                                  ARTICLE 2
                                   DEPOSITS

           2.1 Deposits. On the closing date of the Transaction (the "Closing Date"), HPII shall deposit with the Escrow Agent the following:

           (a) An amount equal to the Escrow Funds. The Escrow Agent shall have no duty to verify whether the amount received from HPII is the correct amount required by the Amended Agreement.

           (b) Stock certificates for the Escrowed Shares issued in the name of the Escrow Agent for the benefit of the Security Holders. The deposits referred to in Sections 2.1(a) and 2.1(b) above shall be referred to as the "Escrow Assets."

                                  ARTICLE 3
                                DISTRIBUTIONS

           3.1  Claims for Indemnification.

           (a) Pursuant to Section 10.5 of the Amended Agreement , HPII is required to give written notice (the "Claims Notice") to the Majority Shareholder of any claim for indemnification pursuant to Section 10.2 of the Amended Agreement. Simultaneous with the giving of the Claims Notice to the Majority Shareholder, HPII shall provide a copy of the Claims Notice to the Escrow Agent. The Claims Notice shall clearly state the amount of the requested indemnification ("Claim Amount") and shall include a calculation of the value of the Escrowed Shares based on the date preceding the date of the Claims Notice. The value of the Escrowed Shares shall be equal to the average of the closing price for such shares on the NASDAQ National Market System, as published in The Wall Street Journal (Midwest Edition) for the trading day immediately preceding the date of the Claims Notice ("Average Price"). If within thirty (30) days from the date on which the Escrow Agent receives the Claims Notice ("Objection Period") it does not receive from the



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Authorized Representative of the Majority Shareholder a written objection, then
Escrow Agent shall, promptly following the expiration of the Objection Period, transfer to HPII (utilizing HPII's transfer agent and the transfer procedure set forth on the attached "EXHIBIT A") that number of Escrowed Shares equal to the Claim Amount, determined by dividing the Claim Amount by the Average Price.

        (b) If within the Objection Period Escrow Agent receives from the Authorized Representative of the Majority Shareholder a written objection to the proposed indemnified claim, then Escrow Agent shall make no disbursement of the Claim Amount from Escrowed Shares until such time as it receives:

           (i) a joint written direction from the Authorized Representatives to pay the Claim Amount or such other amount as they shall jointly designate in the direction;

           (ii) a written decision from an arbitrator with proper jurisdiction requiring the payment of the Claim Amount or some other amount relating to the claim; or

           (iii) any final order, judgment, or decree entered by a court directing Escrow Agent to pay the Claim Amount or some other specified amount.

        3.2  Dissenting Shareholders.

        (a) If any of the Security Holders timely and properly makes a demand for appraisal ("Dissenting Shareholder") of such Dissenting Shareholder's shares in connection with the Transaction pursuant to the requirements of 8 Del. C. Section 262(d) then the Authorized Representatives shall notify the Escrow Agent ("Dissenting Notice"). Any amounts to be paid to such Dissenting Shareholder pursuant to the demand for appraisal shall be paid from the Escrow Funds.

        (b) The Escrow Agent shall disburse to a Dissenting Shareholder from the Escrow


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Funds such amount as is authorized by:

           (i) a joint written direction from the Authorized Representatives to make a payment to a Dissenting Shareholder;

           (ii) a written decision from an arbitrator with proper jurisdiction requiring a payment to the Dissenting Shareholder; or

           (iii) any final order, judgment or decree entered by a court directing Escrow Agent to make a payment to the Dissenting Shareholder.

           Any amounts required to be paid to any Dissenting Shareholder in excess of the amount of the Escrow Funds shall be a payment obligation of the surviving corporation in the Transaction.

      3.3  Automatic Disbursement.

      (a) The Escrow Agent shall disburse proportionately to the Security Holders the remaining Escrow Funds at such time as there remains no unresolved claim of a Dissenting Shareholder as to which a Dissenting Notice has been given to Escrow Agent.

      (b) Upon the expiration of twelve (12) months from the Closing Date (the "Release Date"), the Escrow Agent shall cause to be delivered proportionately to the Security Holders all remaining Escrowed Shares, unless there then remains unresolved any claims to which Claims Notice has been given to Escrow Agent, in which event delivery shall not be made of the amount of Escrowed Shares equal to 110% of the Claim Amount until immediately after such claim is satisfied.

                                  ARTICLE 4



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                       ADMINISTRATION OF ESCROW ACCOUNT

     4.1 Investment of Cash Escrow. The Escrow Agent shall invest the Escrow Funds in accordance with the joint, written directions it receives from the Authorized Representatives, or, if it receives no such joint directions, then in certificates of deposit or money market accounts of a bank or banks located in the downtown area of Chicago, and/or in any United States Government issued securities, but no such investment shall have a maturity date in excess of 90 days.

     4.2 Records and Annual Accounts. The Escrow Agent shall maintain such records as it deems necessary or appropriate to account for all receipts and disbursements from the Escrow and/or any interest or other earnings which accrue on the Escrow Assets. The Escrow Agent shall furnish HPII and the Majority Shareholder with a calendar quarterly accounting which itemizes receipts, disbursements and income earned on the Escrow Assets.

     4.3 Conflicting Demands. If at any time a dispute arises concerning any of the Escrow Assets or otherwise in connection with this Agreement, or the Escrow Agent receives any instructions from the Authorized Representatives which the Escrow Agent, in its sole discretion, deems conflict either with any terms or provisions of this Agreement or to the instructions the Escrow Agent received from any other Authorized Representative, then the Escrow Agent shall have the right to deposit, all Escrow Assets with any court situated in Cook County, Illinois (a "Court"). Upon the Escrow Agent's deposit with a Court, the Escrow Agent shall be relieved of all of its obligations under this Agreement, and shall no longer be or act as an "Escrow Agent" pursuant to the Agreement, and the parties each fully release the Escrow Agent from its responsibilities as the Escrow Agent, whether known or not, contingent or vested, arising at law, in equity or otherwise, effective as of the date of such deposit.



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                                  ARTICLE 5
                            ESCROW AGENT'S RIGHTS

     5.1 Compensation. The Escrow Agent shall be entitled to compensation for its services under this Agreement and shall be reimbursed for all reasonable costs and expenses it incurs when performing its duties under this Agreement. The Escrow Agent is entitled to Three Thousand Dollars ($3,000) as an escrow fee ("Escrow Fee"). HPII agrees that it will pay the Escrow Fee by wire transfer directly to the Escrow Agent, but that half of the amount of the Escrow Fee shall be deducted from the purchase price of the Transaction.

     5.2 Certain Actions. The Escrow Agent shall be protected in acting upon any certification, statement, request, consent, Agreement or other instrument which it in good faith believes to be genuine and to have been signed and delivered by the proper person or persons. In addition to its rights under
Section 4.3 above, if the Escrow Agent receives any instructions that the Escrow Agent believes conflict with either the instructions it received from any other party or with any terms of this Agreement, then the Escrow Agent may, in its sole discretion, refrain from taking any action other than to keep safely such Escrow Account, until such conflict is resolved to the Escrow Agent's sole satisfaction. If the Escrow Agent is unable to decide upon what action to take, it shall so advise the Authorized Representatives of such indecision, and shall withhold performance of its duties under this Agreement until such time as either all the parties then bound by this Agreement direct the Escrow Agent in writing to take a specific action, or a court order or arbitrator's decision directs the Escrow Agent to take a specific action.

     5.3 Limitation of Liability. The Escrow Agent shall be liable under this Agreement only for its bad faith in the performance of its duties. If the Escrow Agent performs any act or refuses to act pursuant to either the order of a court of competent jurisdiction or the advice of its attorneys, then such act or refusal to act shall be deemed conclusively to have been performed or



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omitted in good faith.  The Escrow Agent's duties and responsibilities are limited to those expressly set forth in this Agreement. The Escrow Agent shall not be subject to, nor obligated to recognize, any other Agreement among the parties, even though such Agreement may make specific reference to the Escrow Agent's responsibilities. The Escrow Agent, however, may consent to such additional responsibilities or obligations by executing a written instrument signed by all the parties to this Agreement acknowledging the same.

     5.4 Effect of Judicial Action Concerning the Escrow Account. If a court order at any time attaches, garnishes or levies upon any funds on deposit with the Escrow Agent or if a court stays or enjoins the assignment, conveyance, transfer or delivery of any funds or Escrowed Shares which the Escrow Agent holds in the Escrow Account, or if a court enters any judgment or decree which affects all or a portion of the Escrow Assets, then the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree. If the Escrow Agent complies with any such order, writ, judgment or decree, the Escrow Agent shall not be liable to HPII or the Majority Shareholder, or any successor of the aforesaid or to any other person, entity, firm or corporation by reason of such compliance, even though such writ, order, judgment or decree subsequently may be reversed, modified, annulled, set aside or otherwise vacated.

     5.5 Indemnification. HPII and the Majority Shareholder, and their respective successors and assigns jointly and severally shall indemnify and hold harmless the Escrow Agent from and against any and all liability and reasonable expenses, including but not limited to attorneys' and accountants' fees, investigation costs, travel costs, transcript costs, disbursements, settlement amounts, judgments, fines or penalties, which the Escrow Agent may incur in connection with, in settlement of or resulting from any claim, action, suit or proceeding, whether such suit is civil, criminal, administrative or investigative (including any associated appeals) with



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which the Escrow Agent becomes involved or is threatened, as a party or otherwise, in connection with or in any way based upon the escrow arrangement which this Agreement establishes.

     5.6 Resignation or Termination. The Escrow Agent may resign at any time by providing ten (10) days prior written notice to the Authorized Representatives of its intention to resign. The Authorized Representatives may terminate the Escrow Agent at any time by delivery to it of a written instrument which both the Authorized Representatives have executed that terminates its position as Escrow Agent. Upon such resignation or termination, the Escrow Agent shall deposit the Escrow Assets with such successor as the Authorized Representatives may designate in a written instrument. If the Authorized Representatives fail to make such designation, the Escrow Agent, in its sole discretion, may deposit such Escrow Assets with any bank, or other financial institution which has experience in acting as an escrow agent or trustee or with a Court.

     5.7 Successor. If the Escrow Agent resigns or is terminated, the Authorized Representatives shall jointly appoint a successor escrow agent by executing a written instrument which both identifies the successor escrow agent and contains the acceptance of such successor escrow agent evidenced by said successor's signature. Each such successor escrow agent shall have all the rights, powers, titles, duties, discretion and immunities of the original. No successor escrow agent shall be liable personally for any act or failure to act of any predecessor. A successor escrow agent shall accept the accounts rendered and the property delivered by a predecessor escrow agent as a full and complete discharge of such predecessor escrow agent, without incurring any liability or responsibility for so doing.

                                  ARTICLE 6
                                   GENERAL

     6.1 Notices. All notices concerning this Agreement shall be given in writing, as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it; (ii) by




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mailing such notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given three days after the date of its mailing; (iii) by Federal Express or any other overnight carrier, in which case the notice shall be deemed to be given on the date next succeeding the date of its transmission; or (iv) by facsimile, in which case the notice shall be deemed given as of the date it is sent. All notices which concern this Agreement shall be addressed as follows:

     If to the Escrow Agent:        LaSalle National Bank
                                    135 South LaSalle Street
                                    Chicago, Illinois  60603
                                    Attention:  Mark Rimkus
                                    Fax No.:  (312) 904-2236

     If to HPII:                    Home Products International, Inc.
                                    4501 West 47th Street
                                    Chicago, Illinois  60632
                                    Attention:  James R. Tennant
                                    Fax No.: (773) 890-1916

     With a Copy to:                Much, Shelist, Freed, Denenberg, Ament,
                                     Bell & Rubenstein, P.C.
                                    200 North LaSalle Street, Suite 2100
                                    Chicago, Illinois  60601
                                    Attention:  Jeffrey C. Rubenstein
                                    Fax No.: (312) 621-1750

     If to the Majority Shareholder
     and the other Security
     Holders:
                                    Chase Capital Partners
                                    380 Madison Avenue
                                    12th Floor
                                    New York, NY 10017
                                    Attention:  Stephen P. Murray
                                    Fax No: (212) 622-3755

     With a copy to:                Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, NY  10017
                                    Attention:  William E. Curbow
                                    Fax No.:  (212) 455-2502

     6.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties as well as their respective personal representatives, successors and assigns.

     6.3 Complete Understanding. This Agreement constitutes the complete understanding among the parties. Except as this Agreement specifically provides, no alteration or modification of any of its provisions shall be valid unless made in writing and signed by all of the parties.

     6.4 Applicable Law. The laws of the State of Delaware shall govern all aspects of this Agreement, irrespective of the fact that one or more of the parties now is or may become a resident of a different state.

     6.5 Descriptive Headings. All section headings, titles and subtitles are inserted in this Agreement for convenience of reference only, and are to be ignored in any construction of this Agreement's provisions.

     6.6 Severability. If a court of competent jurisdiction adjudicates any one or more of this Agreement's provisions as invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal or unenforceable provision.

     6.7 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes constitute part of one original.

     6.8 Definitions. All capitalized terms which are not defined in this Agreement shall have the meaning ascribed to them in the Amended Agreement.

Home Products International, Inc., a Delaware        Chase Manhattan Investment
corporation                                          Holdings, Inc.

By                                                   By:
    Name:  James R. Tennant                              Name:
    Title: Chairman and CEO                              Title:

ESCROW AGENT
LaSalle National Bank                                Chase Venture Capital
                                                     Associates, L.P.

By:                                                  By:
    Mark Rimkus                                          Name:
    Title:                                               Title:

         Norman R. Proulx                                       Tom Melton

         Joseph W. Deppen                                       James McFall

         Daniel R. Slattery                                     Kevin Comini

         William S. Watchman                                    Rick Simpson

         Steve Mohler                                           Linda Krol

         Kurt Tyler                                             John Barnett,
                                                                Jr.

         Janet Brumfield                                        Terry Collins

         Bruce May

                                  EXHIBIT A

                                See Attached.

                      JOINT AUTHORIZATION FOR DISTRIBUTION
                               OF ESCROWED SHARES

Date: February 10, 1998


     The undersigned are the Authorized Representatives under and as defined in that certain Escrow Agreement made as of December 30, 1997 (the "Agreement") between Home Products International, Inc., a Delaware Corporation ("HPII"), Chase Venture Capital Associates, L.P. (the "Majority Shareholder") and LaSalle National Bank (the "Escrow Agent"). The escrow was created pursuant to an Agreement and Plan of Merger dated November 11, 1997, and Amended and Restated Agreement made as of December 30, 1997 (the "First Amended Agreement").

     Pursuant to the First Amended Agreement, HPII deposited with the Escrow Agent 370,000 shares of HPII common stock (the "Escrowed Shares"), all of which were newly issued. Only 328,000 newly issued shares were to have been deposited with the Escrow Agent, with the remaining 42,000 shares to be deposited to have been issued prior to the date of the First Amended Agreement. To correct such error, the undersigned desire to have the Escrow Agent to release 42,000 of the Escrowed Shares from the escrow and return them to HPII's transfer agent (the "Transfer Agent"), for cancellation ab initio. In connection therewith HPII will replace such 42,000 shares with a like number of HPII shares issued prior to the date of the First Amended Agreement.



/s/  James R. Tennant                        /s/  Stephen P.Murray
------------------------------------         ----------------------------
     James R. Tennant                             Stephen P. Murray

Purchase's Authorized Representative         Security Holders' Authorized
                                             Representative

HOME PRODUCTS INTERNATIONAL, INC


/s/  James R. Tennant
-------------------------------------
By:  James R. Tennant
Its: Chairman and CEO